Exhibit 10.29

[D-Wave Commercial Inc. 2650 E. Bayshore Rd. Palo Alto, CA 94303] www.dwavesys.com

January 01, 2020

Alan Baratz

[*****]

[*****]

Full-Time Amended and Restated Employment Agreement

WHEREAS

A.	On or about July 5, 2017, you and D-Wave Commercial Inc. (the “Company”) entered into an employment agreement (the “Original Agreement”);

B.

Since July 5, 2017, the Original Agreement has been amended by mutual written consent on a number of occasions, including but not limited to by letter agreements dated July 28, 2017 and April 17, 2019;

C.	The Company is offering you a promotion to President and CEO, effective January 1, 2020, subject to your execution of this amended and restated employment agreement (the “Agreement”);

This Agreement sets out the terms and conditions of your employment with D-Wave Commercial Inc. (the “Company”). If you agree with these terms and conditions, please return to us a signed copy of this Agreement.

1. Term: Your employment with the Company commenced on August 14, 2017 (the “Commencement Date”) and your employment with the Company will continue under the terms and conditions of this Agreement until your employment is terminated as hereinafter provided.

2. Position and Duties:

(a) Position and Duties and Responsibilities: You will be employed by the Company in the position of President and CEO. You will perform or fulfil such duties and responsibilities as normally or usually associated with that position and such other duties and responsibilities as may be directed from time to time by the Company in its sole discretion. You will abide by the policies, directions and practices of the Company. In its sole discretion, the Company may alter, amend, create or terminate policies, directions and practices. The terms and conditions of this Agreement, unless otherwise modified by the Company in writing as set out in Section 12, will continue to apply to you despite any such changes.

(b) Location of Work: You understand and agree that the Company is an international organization with an expanding business in the marketplace. Accordingly, a fundamental requirement of your position is that you will be required to regularly travel both inside and outside of North America as required by the Company in performance of your duties. In addition, from time to time as required by the Company in its sole discretion, you may be required to temporarily or permanently relocate from an existing principal place of work to such other location anywhere in the United States as needed by the Company and be assigned new reporting relationships. Any major change in the location of your employment will be subject to expense reimbursement in accordance with the Company’s policies.

(c) Scope and Hours of Work: During your employment, and subject to the Company’s business needs, you will perform at least 40 hours per week of work on such dates and times as determined by the Company in its sole discretion. While working you will devote your full time, attention and abilities to the effective and competent performance of your duties and responsibilities and you will give the Company the full benefit of your knowledge, expertise, technical skill and ingenuity. You are required to work such hours as are necessary to properly and effectively perform your duties and this may involve working hours that fall outside your usual working hours. You are not entitled to overtime pay or to time off in lieu.

3. Compensation:

(a) Rate of Pay: You will be paid an annual base salary of USD$350,000, payable in equal installments on

[D-Wave Commercial Inc. 2650 E. Bayshore Rd. Palo Alto, CA 94303] www.dwavesys.com the 15th and last day of each month, less all required or permitted withholdings and remissions, according to the Company’s regular payroll schedule (the “Base Salary”). Upon the closing of a Qualified Financing as defined in the November 2019 Convertible Note Purchase Agreement between D-Wave and certain shareholders (a “Qualified Financing”), the board of directors of D-Wave will review the Base Salary and a recommendation for adjusting the Base Salary will be made as a part of the recommendation for adjustment of the base salaries of all senior executives.

(b) Performance Bonus: You will be eligible to participate in the Management Bonus Plan for D-Wave, with a target bonus of 50% of Base Salary, based on attainment of objectives for D-Wave, the Company and personal objectives within the fiscal year. The terms of, funding of, and setting and evaluation of achievement of the D-Wave, Company and personal objectives is in the sole discretion of the board of directors of D-Wave.

(c) Employee Stock Option Plan: As of the date of this Amended and Restated Employment Agreement, you have been granted certain stock options by the board of directors of D-Wave, under D-Wave’s Amended and Restated Equity Incentive Plan (the “Plan”) in accordance with the terms of the Plan. Following the close of a Qualified Financing, the Company will recommend to the board of directors of D-Wave that:

(i)

you be granted an additional option to purchase up to 3,700,000 Class A voting common shares of D-Wave at an exercise price to be determined by the board of directors of D-Wave in their sole discretion; vesting in accordance with the Plan, except that in the event a Change in Control of D-Wave as defined in the Plan occurs, (1) options which would have vested within the 24 months following the Change of Control will vest immediately on the date of the Change of Control and thereafter the balance of unvested options will vest 24 months earlier than they would have vested, and (2) if your employment with the Company is terminated by the Company without cause within 12 months after the Change in Control, all outstanding options will vest immediately on the date of the termination; and all other terms and conditions in accordance with the Plan. The board of directors of D-Wave has the sole discretion to determine whether to grant the option and the terms and conditions applicable to the option, including but not limited to the number and type of shares, the price and the vesting period; and

(ii)

if the board of directors of D-Wave makes changes to or grants additional options to employees of D-Wave or its Affiliates following and related to the closing of a Qualified Financing, that all of your options, including the additional options to be granted in (i), be treated in the same way that the board of directors of D-Wave treats such other employee options following and related to the closing of a Qualified Financing;

(d) Tax Preparation Assistance: The Company will reimburse you for reasonable tax accounting expenses as documented by third-party receipts up to a maximum of USD$7,500 per year. Any additional taxes or statutory deductions, including but not limited to any Canadian, provincial, US, state or city income taxes, withholding taxes or statutory deductions you may incur are yours to bear and may be deducted and remitted by the Company, regardless of whether such taxes are assessed or collected for more than one jurisdiction.

(e) Vacation Entitlement: You will be entitled to an annual paid vacation equal to four weeks per calendar year, prorated for any partial year of employment. Any vacation will be taken at such time or times as mutually agreed by the parties, and in compliance with the policies of the Company as amended from time to time. Failing such agreement, the Company may schedule your vacation time or times based on business considerations of the Company. Vacation accrues on a daily basis. Vacation can accrue up to a maximum of six paid weeks. Once the cap is reached, no further vacation time will accrue until some vacation time is used.

(f) Medical Insurance and Other Benefits: The Company will make available to you the insured benefit plans customarily available to its US based full-time employees at your level (the “Benefits”). Your participation in some of the Benefits may be mandatory in accordance with the terms and conditions of the Benefits. The terms and conditions of the Benefits, and your ability to qualify for the Benefits, will be determined by the plans or policies from time to time established, amended or purchased by the Company in its sole discretion. The Company retains the right to establish new Benefits and to eliminate, modify or alter any Benefits or benefit

[D-Wave Commercial Inc. 2650 E. Bayshore Rd. Palo Alto, CA 94303] www.dwavesys.com carriers from time to time and at any time in its sole discretion without advance notice. The terms and conditions of this Agreement will continue to apply to you despite any such changes. The Company’s obligations will not be to act as a self-insurer unless otherwise expressly stated in the terms and conditions of the applicable Benefits. The Company will, where applicable, pay premiums to an insurance carrier of its choice. All decisions regarding eligibility and coverage will be made by such insurance carrier; the Company will not bear any responsibility or liability therefore.

4. Confidentiality:

(a) Access to Confidential Information: You acknowledge that in the course of performing and fulfilling your duties and responsibilities to the Company, you may be entrusted with Confidential Information, and that the disclosure of the Confidential Information to suppliers, partners, collaborators, resellers, customers, competitors or clients of the Company or its Affiliates or to the general public will be highly detrimental to the best interests and business of the Company and its Affiliates. “Affiliates” means any entity or corporation, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with the Company.

(b) Definition: “Confidential Information” means trade secrets and information that is not generally known to the public or that would be reasonably considered confidential and proprietary to the Company, its Affiliates, its suppliers, partners, collaborators, resellers, customers and clients, and includes but is not limited to:

(i)	trade secrets, know-how, concepts, ideas whether patentable or not, methods, processes, formulae, apparatus, standards, product specifications and processing procedures;

(i)	revenue, costs, pricing and other financial data;

(ii)	any client, customer or business partner information (including without limitation, names, preferences, financial information, addresses or telephone numbers);

(iii)

all access codes, systems software applications, software/systems source and object codes, data, documentation, program files, flow charts, operational procedures, locations of operations, merchant numbers and merchant support and verification numbers; and

(iv)

the private affairs of the Company and its Affiliates or any other proprietary information of the Company and its Affiliates related to their business and affairs, whether acquired in the course of your employment with the Company or incidentally.

(c) Exclusions: Notwithstanding the provisions of Section 4(b), “Confidential Information” does not include information or data which:

(i)

is in the public domain at the date of its disclosure to you, or which thereafter enters the public domain through no fault of yours or of any other person owing a duty of confidentiality to the Company and its Affiliates (but only after it enters the public domain); or

(ii)	was in your possession on a non-confidential basis prior to being disclosed under this Agreement as reasonably demonstrated by your written records;

provided that information which comprises part of the Confidential Information will not be included within the foregoing exceptions merely because individual parts of the information were within the public domain, or were within your prior possession.

(d) Use and Disclosure: You acknowledge that you will receive the Confidential Information solely for the purpose of carrying out your duties and responsibilities as an employee of the Company. Except as may be specifically required in the course of carrying out such duties and responsibilities, you will not, during the term of your employment with the Company or at any time thereafter:

[D-Wave Commercial Inc. 2650 E. Bayshore Rd. Palo Alto, CA 94303] www.dwavesys.com

(i)	disclose any Confidential Information to any person or entity, without the prior written consent of the Company; or

(ii)	use or exploit, directly or indirectly, the Confidential Information for any purpose other than the proper purposes of the Company.

Despite the foregoing, if you are required by law to disclose any Confidential Information, to the extent permitted by law, you will promptly notify the Company that you may be required to disclose Confidential Information and you will consult with and cooperate with the Company in any attempt to resist or narrow such disclosure or to obtain an order or other assurance that such information will be accorded confidential treatment. Notwithstanding any disclosure required by law, the Confidential Information disclosed will, for all other purposes, continue to be treated as Confidential Information under this Agreement.

(e) Return: Upon the termination of your employment with the Company for any reason, or upon the written request of the Company at any time, you will return immediately to the Company all Confidential Information then in your possession or under your control, including all written information, tapes, discs or memory devices and copies thereof including, without limitation, all papers, drawings, notes, notebooks, correspondence, records, reports, lists, photographs, memoranda, manuals, specifications, designs, devices and documents, and any other material on any medium in your possession or control pertaining to the Company. You will also return any computers, phones, keys, pass cards, identification cards or other property belonging to the Company.

5. Corporate Opportunities and Intellectual Property:

(a) Opportunities: Any business opportunities related to:

(i)	the current business or prospective business of the Company or its Affiliates;

(ii)	any of the Confidential Information or any of the Property (as defined below); or

(iii)	any work performed by you for the Company;

which become known to you during the period of your employment with the Company must be promptly and fully disclosed and made available by you to the Company, and you agree not to take or omit to take, without the prior written approval of the Company, any action if the result would be to divert from the Company or its Affiliates any such opportunity.

(b) Property Ownership: You acknowledge and agree that all right, title and interest in and to any information, documents, drawings, plans, models, works, trade secrets, inventions, discoveries, methods, improvements, research materials, designs, algorithms, user interfaces, application programming interfaces, software and databases, including all Confidential Information and including all intellectual property rights associated therewith, that:

(i)

relate to the Company’s or its Affiliates’ business, as it may be conducted from time to time, and is made or conceived directly or indirectly by you during the course of your employment, whether or not conceived or made during your regular working hours and whether or not you are specifically instructed to make or develop the same and whether made solely, jointly or in combination with others;

(ii)

are made or conceived directly or indirectly by you during the course of your employment and during your regular working hours, whether or not you are specifically instructed to make or develop the same or whether made solely, jointly or in combination with others; or

(iii)	are made or conceived directly or indirectly by you during the course of your employment and using the Company’s or its Affiliates’ tools and equipment, whether or not conceived or made

[D-Wave Commercial Inc. 2650 E. Bayshore Rd. Palo Alto, CA 94303] www.dwavesys.com during your regular working hours and whether or not you are specifically instructed to make or develop the same and whether made solely, jointly or in combination with others

(collectively the “Property”), will be for the benefit of the Company or its Affiliates, as applicable, and will be considered to have been made under and by virtue of this Agreement and will immediately become the property of the Company or its Affiliates, as applicable. Any invention described in a patent application filed by or on behalf of you, or which is disclosed to third parties by you within one (1) year after terminating your employment with the Company which relates to your work with the Company, is rebuttably presumed to have been conceived or made during the period of your employment by the Company using the trade secrets or other intellectual property rights of the Company or its Affiliates, and you hereby assign and agree to assign the invention and all rights therein to the Company as provided by this Agreement, including any application or registration related to such invention. The assignment or offer to assign set forth in this Section Error! Reference source not found.Error! Reference source not found. does not apply to an invention in relation to which you can clearly show by corroborating evidence that such invention was made without the use of the Company’s or its Affiliates’ trade secrets or other intellectual property rights and was made entirely on your own time, without the use of Company’s or its Affiliates’ equipment, supplies or facilities, unless (a) the invention relates (i) directly to the business of the Company or its Affiliates, or (ii) to the Company’s or its Affiliates’ actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by you for the Company or its Affiliates.

(c) Assignments: You hereby assign and agree to assign to the Company your entire right, title and interest in and to any and all of the Property and to all letters patent, design patents, industrial designs, copyright, mask works, trade-marks, trade secret rights, and all other intellectual property rights, and all applications therefor which may be or may have been filed on the Property by or for you or in your name, or which may have been issued to you or for your benefit, whether filed or issued in the United States, Canada or any other country whatsoever, including the right to claim priority thereof, to file directly in the Company’s own name, to have patents grant in the Company’s own name, and to pursue damages for infringement of any such rights, including for past infringement. You further agree to execute any papers evidencing such assignment, including executing counterpart or short form assignment documents, and to fully cooperate as may be requested by the Company, at the Company’s own expense, in evidencing such assignment and in securing intellectual property rights in the Property.

(d) Moral Rights: You forever waive and release in favor of the Company and its Affiliates any right, title or interest you have or may have in and to the Property including, without limitation, any right to claim authorship or anonymity, any right to restrain or claim damages for any modification, alteration or deletion of the Property or any part thereof, any right to restrain the use or reproduction of the Property, and any right to use or reproduce the Property, in each case, in any context and in connection with any product, service, cause or institution, and any right or benefit in law known as “moral” rights or any similar law anywhere in the world and all rights under the Canadian Copyright Act.

(e) Publications: You will not publish or disclose, or assist others to do so, any particulars of the Property or of any Confidential Information to any person or entity without the prior written consent of the Company.

(f) Removal of Property: All records, files, source or object codes, data, materials, tapes, documents, equipment, drawings, plans, models and the like relating to the Confidential Information or the Property is and will remain the sole and exclusive property of the Company or its Affiliates, as applicable. Except as authorized by the Company, you will not remove physically, electronically or in any other manner whatsoever from the premises of the Company or store or permit to be stored in any location other than the premises of the Company the Property or the Confidential Information or any records, files, source or object codes, data, materials, tapes, documents, equipment, drawings, plans, models and the like relating to the Confidential Information or Property.

(g) Third Party Confidential Information and Conflicts of Interest: The Company relies on its Confidential Information and Property and respects the confidential information and property of others. For this reason, the Company does not want, does not need and will not accept the confidential information or property of any third

[D-Wave Commercial Inc. 2650 E. Bayshore Rd. Palo Alto, CA 94303] www.dwavesys.com party, including but not limited to any of your former employers. You represent and warrant to the Company that by entering into this Agreement with the Company you will not be in breach of any laws or agreement with any third party nor will you be in a position of conflict of interest to any third party. In particular, you represent and warrant to the Company that you are not subject to any law, agreement with or other obligation that would restrict your ability to perform your employment duties to the Company or that would in any way impair the Company’s ownership of the Confidential Information or Property. During your employment with the Company, you are strictly prohibited from using or disclosing to the Company any information that you obtained in confidence from a third party. You understand and agree that any breach of this Section, regardless of the materiality of the breach, will constitute immediate grounds for termination of your employment for cause.

6. Restrictive Covenant:

(a)

The parties acknowledge that the Company’s and its Affiliates’ business is highly competitive and that in the course of your employment you will be privy to Confidential Information and other proprietary information concerning the Company’s and its Affiliates’ business and that the Company’s and its Affiliates’ business would be vulnerable to competition from you.

(b)

Accordingly, you will not during the term of your employment with the Company and following the date that your employment with the Company ceases (regardless of who initiated the termination and whether the termination was with or without cause), either individually or in partnership, or in conjunction in any way with any other persons, whether as principal, agent, consultant, shareholder, guarantor, creditor, or in any other manner whatsoever:

(i)

other than in the performance of your duties and responsibilities, use any of the Company’s and its Affiliates’ trade secrets for any reason without the express written permission of the Company, including to:

(1)

engage in, carry on or otherwise be concerned with or have any interest in, or advise, lend money to, guarantee the debts or obligations of, permit your name, or any part thereof, to be used or employed by any person, firm, association, syndicate or corporation engaged in or concerned with a business competitive with that of the Company or its Affiliates; or

(2)

solicit, interfere with or endeavor to entice away from the Company or its Affiliates, accept any business from or the patronage of or enter into the employment of or render any service to, sell to or contract or attempt to contract with, any person, firm, or corporation who was, during the term of your employment, a client, customer or supplier of the Company or its Affiliates, or a prospective client, customer or supplier of the Company or its Affiliates; or

(ii)

for a one (1) year period following the termination of your employment with the Company, directly solicit or induce or attempt to solicit or induce any person who was employed by the Company or its Affiliates on the date of the termination of your employment, to terminate his or her employment with the Company or its Affiliates or to commence an employment or other business relationship with another entity.

(c)	The parties agree that the foregoing provisions are reasonable and necessary in order to protect the interests of the Company and its Affiliates.

(d)

You agree and acknowledge that this covenant is given for good and valuable consideration (receipt of which is hereby acknowledged) and that by reason of your unique knowledge of and association with the business of the Company and its Affiliates, the scope of this covenant as to both time and area is reasonable and commensurate with the protection of the legitimate interests of the Company and its Affiliates. Section 6 of this Agreement applies regardless of the reason for your cessation of employment from the Company, and is severable from the other provisions of this Agreement.

[D-Wave Commercial Inc. 2650 E. Bayshore Rd. Palo Alto, CA 94303] www.dwavesys.com

(e)

The parties agree that if a court of competent jurisdiction will limit, restrict or otherwise change the time period or the types of business referred to in this Section, then the limited, restricted or changed time period or types of business determined by such a court will, for the purposes of this Section 6, be deemed to be the original time period and/or types of business referred to in such Sections as if they were the original time period and business set out herein.

7. Resignation: You can resign from employment with the Company by providing to the Company one (1) month prior written notice of your resignation.

8. Termination:

(a) With Cause: The Company may immediately terminate your employment if you exhibit conduct of any kind that would justify an employer in the State of Washington discharging an employee for cause at common law.

(b) Without Cause: At any time, the Company may terminate your employment pursuant to this Agreement at its sole discretion for any reason, without cause, by providing you with twelve (12) months Base Salary as a lump sum payment, twelve months Base Salary continuance, or a combination of the two. By way of example, and for purposes of clarity, the provision of two months Base Salary continuance and ten months Base Salary as a lump sum payment will be in compliance with this Agreement. Base Salary continuance will be in semi-monthly instalments on the same schedule as the regular Company payroll. The provision of Base Salary as a lump sum payment, payment of Base Salary continuance, or combination of the two will be in satisfaction of all rights and claims, either under statue or common law, that you may have arising from your employment and the termination of employment.

9. Irreparable Harm: You acknowledge and agree that a breach of any of the covenants of this Agreement by you may not be adequately compensated for by monetary award, and may cause irreparable harm to the Company and its Affiliates. Accordingly, you agree that in addition to all of the remedies available to the Company and its Affiliates at law or in equity, including the right to seek recovery of damages, the Company will be entitled as a matter of right to apply for equitable relief (including without limitation, injunctive relief) in any court of competent jurisdiction, enjoining any threatened or actual breach, to ensure your compliance with the provisions of this Agreement.

10. Assignment and Enurement: You may not assign this Agreement, or any part of this Agreement or any of your rights under this Agreement, without the prior written consent of the Company. The Company may assign this Agreement to any other entity at any time in its sole discretion. This Agreement enures to the benefit of and is binding upon you and the Company and the respective heirs, executors, administrators, successors and permitted assigns.

11. Severability: If any provision or portion of this Agreement is determined to be invalid or unenforceable for any reason, then that provision or portion will be severed from this Agreement unless otherwise provided. The rest of this Agreement will remain in full force and effect.

12. Entire Agreement: This Agreement contains the whole agreement between you and the Company with respect to your employment with the Company, and there are no representations, warranties, collateral terms or conditions, express or implied, other than as set forth in this Agreement. This Agreement supersedes all prior agreements, negotiations, discussions, undertakings, representations, warranties and understandings, whether written or oral, express or implied, statutory or otherwise, between you and the Company. You hereby waive any right to assert a claim in tort based on any pre-contractual representations, negligent or otherwise, made by the Company. You also hereby confirm that you have not been induced to enter into this Agreement by any prior agreement, negotiation, discussion, undertaking, representation, warranty, or understanding, whether written or oral, express or implied, statutory or otherwise, between you and the Company. No change or modification of this Agreement will be valid unless it is in writing and executed by both parties. The terms and conditions of this Agreement will govern your employment with the Company, regardless of the length of employment or any changes to your position, compensation, title and regardless of whether such change is

[D-Wave Commercial Inc. 2650 E. Bayshore Rd. Palo Alto, CA 94303] www.dwavesys.com material or otherwise.

13. Notice: Any notice required or permitted to be given hereunder must be in writing and will be sufficiently given or made if delivered or sent by email or by registered mail to the address of the parties set out on page 1 hereof. Any notice so given will be deemed to have been given and to have been received on the day of delivery if it is a business day and otherwise on the next succeeding business day or, if mailed, on the third business day following the mailing thereof (excluding each day during which there exists any interruption of postal services due to strike, lockout or other cause). Addresses for notice may be changed by giving notice in accordance with this Section.

14. Non-waiver: No failure or delay by you or the Company in exercising any power or right under this Agreement will operate as a waiver of such power or right. Any consent or waiver by you or by the Company to any breach or default under this Agreement will be effective only in the specific instance and for the specific purpose for which it was given.

15. Survival of Terms: The provisions of Sections 4 to 19 of this Agreement will survive the termination of your employment and this Agreement.

16. Collection and Use of Personal Information: You acknowledge that the Company will, and hereby consent to the Company collecting, using and disclosing personal information about you where reasonably necessary for security, employment and business purposes in accordance with applicable legislation and any privacy policy of the Company that may be in effect from time to time.

17. Further Assistance and Independent Legal Advice: The parties will execute and deliver any documents and perform any acts necessary to carry out the intent of this Agreement. You also represent and warrant to the Company and acknowledge and agree that you have been provided an opportunity to seek and were not prevented nor discouraged by the Company from seeking independent legal advice prior to signing and delivering this Agreement.

18. Governing Laws: This Agreement will be construed in accordance with and governed by the laws of Washington State without reference to its conflict of law principles), and the courts of Washington State will have exclusive jurisdiction over any dispute arising from or in any way related to this Agreement.

19. Waiver of Jury trial: EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ITS RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS RELATED TO ITS SUBJECT MATTER.

[D-Wave Commercial Inc. 2650 E. Bayshore Rd. Palo Alto, CA 94303] www.dwavesys.com

THE PARTIES have executed this agreement as of the date written above.

D-WAVE COMMERCIAL INC.

Per:	/s/ V. PAUL LEE
V. PAUL LEE, CHAIR, D-WAVE SYSTEMS INC.

I acknowledge and accept the terms and conditions of my employment with the Company as set out above.

Per:	/s/ ALAN BARATZ
ALAN BARATZ